SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 28, 2008

                            Pathfinder Bancorp, Inc.
         -------------------------------------------------------------

             (Exact name of registrant as specified in its charter)

    Federal                         000-23601               16-1540137
----------------------------     ---------------------   ------------------
(State or other jurisdiction     (Commission File No.)   (I.R.S. Employer
     of incorporation)                                   Identification No.)


      Registrant's telephone number, including area code:  (315) 343-0057
                                                     -----------------------


                                 Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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

Section  2  -  Financial  Information

Item  2.02

On April 28, 2008, Pathfinder Bancorp, Inc. issued a press release disclosing first quarter financial results. A copy of the press release is included as
Exhibit  99.1  to  this  report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           PATHFINDER  BANCORP,  INC.


Date:  April  28,  2008          By:  /s/  Thomas  W.  Schneider
                                ------------------------------------
                                Thomas  W.  Schneider
                                President  and  Chief  Executive Officer

EXHIBIT  INDEX

Earnings  release  dated  April  28,  2008  announcing  March 31, 2008 earnings.

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:  Thomas W. Schneider - President, CEO
          James A. Dowd - Senior Vice President, CFO
          Telephone:  (315) 343-0057



Pathfinder  Bancorp,  Inc.  Announces  First  Quarter  Earnings

Oswego, New York, April 28, 2008 Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $332,000, or $0.13 per diluted share, for the three months ended March 31, 2008 as compared to $165,000, or $0.07 per diluted share for the same period in 2007. The return on average assets and return on average shareholders' equity were 0.40% and 5.94%, respectively, for the three months ended March 31, 2008, compared with 0.21% and 3.13%, respectively, for the three months ended March 31, 2007.

"First quarter earnings continued a favorable trend of revenue growth from both net interest income and fee income sources." according to Thomas Schneider, President and Chief Executive Officer. "Additionally", Schneider further stated, "net interest income grew by 13% on a combination of volume increase and spread expansion, while core fee income categories increased by 17% over the first quarter of 2007. These results were slightly mitigated by higher provisioning for loan losses to reflect the growth in the loan portfolio and general economic conditions."

Net interest income for the three months ended March 31, 2008, increased $286,000 when compared to the same period during 2007. Interest income increased $231,000, or 5%, combined with decreased interest expense of $55,000, or 3%. Net interest rate spread increased to 2.99% for the first quarter of 2008 from 2.80% for the same period in 2007. Average interest-earning assets increased 7% to $305.8 million at March 31, 2008 as compared to $284.6 million at March 31, 2007, while the yield on those assets decreased 10 basis points to 5.94% compared to 6.04% for the same period in 2007. The increase in average earning assets is primarily attributable to an $18.6 million increase in the average loan portfolio, a $1.5 million increase in average investment securities and a $1.0 million increase in the average balance of interest earning deposits Average interest bearing liabilities increased $17.6 million, or 7%, while the cost of funds decreased 28 basis points to 2.95% from 3.23% for the same period in 2007. The increase in the average balance of interest bearing liabilities resulted primarily from a $10.4 million increase in average borrowed funds and a $7.3 million increase in average deposits.

Provision for loan losses for the quarter ended March 31, 2008 increased to $145,000 from $50,000 for the same period in 2007. The increased provision is reflective of a growing loan portfolio and one more heavily weighted to commercial term and commercial real estate, which have higher inherent risk characteristics than a consumer real estate portfolio, as well as a general weakening in economic conditions. The Company's ratio of allowance for loan losses to period end loans increased to 0.83% at March 31, 2008 as compared to 0.76% at December 31, 2007. Nonperforming loans to period end loans increased to 0.96% at March 31, 2008 from 0.71% at December 31, 2007. The increase in total non-performing loans is primarily the result of delinquencies of three commercial loan relationships.

Non-interest income, exclusive of gains and losses from the sale of securities, loans and foreclosed real estate, increased to $698,000 for the quarter ended March 31, 2008 compared to $596,000 for the same quarter in the prior year. The increase in non-interest income is primarily attributable to a $51,000 increase in service charges on deposit accounts, a $26,000 increase in loan servicing fees, a $18,000 increase in the bank's Visa debit card fees and an $11,000 increase in the value of bank owned life insurance.

Net gains and losses from the sale of securities, loans and foreclosed real estate increased to a net gain of $6,000 for the quarter ended March 31, 2008 as compared to a net loss of $10,000 when compared to the same quarter of 2007. The increase was primarily due to the gain recognized on the sale of foreclosed real estate in the first quarter of 2008.

Non-interest expenses remained relatively consistent at $2.5 million for the quarter ended March 31, 2008, when compared to the same period in the prior year. An increase in salaries and employee benefits of $110,000 was primarily due to annual merit increases and other incentive based compensation costs. Building occupancy expenses were $28,000 higher as a result of increased depreciation expenses, property taxes and communication charges. A $36,000 increase in other expenses was primarily the result of higher costs associated with foreclosed real estate properties as the number of properties increased to 8 from 5 in the comparable quarter of 2007. Audits and exams expense increased as a result of year-end audit travel related expenses. Offsetting these increases were reductions of $56,000 in amortization expense as the core deposit intangibles became fully amortized in October 2007. Data processing expenses were $33,000 lower than the comparable quarter of 2007 as a result of lower depreciation costs and maintenance expenses on equipment. An $18,000 reduction in professional and other services was primarily due to consulting charges for the SOX 404 review process being lower in the first quarter of 2008 when compared to the first quarter of 2007. This reduction was offset by increased legal fees and investment management expenses.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has seven full service offices located in its market area consisting of Oswego County. Financial highlights for Pathfinder Bancorp, Inc. are attached. Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

                                    PATHFINDER BANCORP, INC.
                                FINANCIAL HIGHLIGHTS (UNAUDITED)
                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         FOR THE THREE MONTHS
                                                                            ENDED MARCH 31,
------------------------------------------------------------------------------------------------
                                                                             2008          2007
-------------------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
  Interest income                                                      $    4,500     $    4,269
  Interest expense                                                          2,088          2,143
-------------------------------------------------------------------------------------------------
  Net interest income                                                       2,412          2,126
     Provision for loan losses                                                145             50
-------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                       2,267          2,076
  Other income                                                                698            596
  Net gains (losses) on securities, loans and foreclosed real estate            6            (10)
  Other expense                                                             2,525          2,458
-------------------------------------------------------------------------------------------------
  Income before taxes                                                         446            204
  Provision for income taxes                                                  114             39
-------------------------------------------------------------------------------------------------
  NET INCOME                                                           $      332     $      165
=================================================================================================
KEY EARNINGS RATIOS
Return on average assets                                                     0.40%          0.21%
Return on average equity                                                     5.94%          3.13%
Net interest margin (tax equivalent)                                         3.21%          3.02%


SHARE AND PER SHARE DATA
   Basic weighted average shares outstanding                            2,483,732      2,481,572
   Basic earnings per share                                            $     0.13     $     0.07
   Diluted earnings per share                                                0.13           0.07
   Cash dividends per share                                                0.1025         0.1025
   Book value per share                                                      8.85           8.43




                                                   MARCH 31, DECEMBER 31,  MARCH 31,
                                                       2008        2007       2007
----------------------------------------------------------------------------------
SELECTED BALANCE SHEET DATA
Assets                                              $337,145   $320,691   $317,219
Earning assets                                       304,985    290,192    290,321
Total loans                                          223,390    222,749    204,691
Deposits                                             271,376    251,085    260,461
Borrowed Funds                                        34,310     38,410     22,010
Trust Preferred Debt                                   5,155      5,155     10,310
Shareholders' equity                                  21,972     21,704     20,932

ASSET QUALITY RATIOS
Net loan charge-offs (recoveries) to average loans     -0.01%      0.08%      0.13%
Allowance for loan losses to period end loans           0.83%      0.76%      0.72%
Allowance for loan losses to nonperforming loans       86.70%    107.04%    109.70%
Nonperforming loans to period end loans                 0.96%      0.71%      0.66%
Nonperforming assets to total assets                    0.87%      0.77%      0.54%